Exhibit (i)

GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 North Water Street

Milwaukee, Wisconsin 53202

Telephone: (414) 273-3500      Fax: (414) 273-5198

February 19, 2004

The Legacy Funds, Inc.

61 Broadway

New York, New York  10006

Gentlemen:

We have acted as your counsel in connection with the preparation of the Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A (Registration Nos. 333-83871; 811-09495) (the “Registration Statement”) relating to the sale by you of an indefinite number of shares of beneficial interest, $.001 par value (“Shares”) of the Legacy Growth Fund (the “Fund”), a series of The Legacy Funds, Inc. (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).

We have examined: (a) the Registration Statement, as amended by Post-Effective Amendment No. 4 (and the Prospectus of the Fund included therein), (b) the Trust’s Agreement and Declaration of Trust, Certificate of Trust and By-Laws, (c) certain resolutions of the Trust’s Board of Trustees, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Post-Effective Amendment No. 4 to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/  Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.